LOGO

                          RIVIERA HOLDINGS CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
                       500,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE OF $7.50 NET PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 2, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               December 28, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Riviera Holdings Corporation, a Nevada corporation (the "Company"), has commenced an offer to purchase for cash up to 500,000 shares (or such lesser number of shares as are properly tendered and not withdrawn) of its Common Stock, par value $.001 per share (the "Shares"), at the price of $7.50 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal") (which, as amended, supplemented or otherwise modified from time to time, together constitute the "Offer").

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

     Upon the terms and subject to the conditions of the Offer, if at the expiration date of the Offer, more than 500,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in the Offer to Purchase) who properly tendered all of their Shares and then on a pro rata basis from all other stockholders who properly tender Shares at the Purchase Price (and do not properly withdraw them prior to the expiration date of the Offer).

     For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Offer to Purchase, dated December 28, 1999;

          2. The Letter of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

          3. A letter to the stockholders of the Company, dated December 28, 1999, from William L. Westerman, Chairman of the Board and Chief Executive Officer of the Company;

          4. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. A return envelope addressed to American Stock Transfer & Trust Company, Depositary for the Offer (the "Depositary").


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     YOUR PROMPT  ACTION IS  REQUESTED.  WE URGE YOU TO CONTACT  YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 2, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to take  advantage  of the Offer,  a duly  executed  and  properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in the Offer to Purchase under "The Tender Offer -- Procedures for Tendering Shares."

     No fees or commissions will be payable by the Company nor any officer, director, stockholder, agent or other representative of the Company to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to MacKenzie Partners, Inc., as Information Agent, as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares are held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., as Information Agent, 156 Fifth Avenue, New York, NY 10010, at (212) 929-5500 or toll free at 1 (800) 322-2885. Requests for additional copies of the enclosed materials may be directed to the Information Agent at its address and telephone numbers set forth above.

                                              Very truly yours,


                                              RIVIERA HOLDINGS CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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